EX-10

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Directors of Jackson National Life Insurance Company and Contract Owners of Jackson National Separate Account I:


We consent to the use of our reports on the consolidated financial statements of Jackson National Life Insurance Company dated March 7, 2007, and on the financial statements of Jackson National Separate Account I, dated March 21, 2007, incorporated herein by reference in the Post-Effective Amendment to Form N-4 of Jackson National Separate Account I.

Our report on the consolidated financial statements of Jackson National Life Insurance Company dated March 7, 2007 includes explanatory language that states that effective January 1, 2004, Jackson National Life Insurance Company adopted Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts" issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants.

/s/ KPMG LLP

Chicago, Illinois
December 3, 2007